UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☑	Definitive Information Statement

PHOENIX INTERESTS, INC.
(Name of Registrant as Specified in its Charter)

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PHOENIX INTERESTS, INC.
One RiverPointe Plaza
Suite 706
Jeffersonville, IN 47130

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

TO ALL STOCKHOLDERS OF PHOENIX INTERESTS, INC.:

      The purpose of this letter is to inform you that holders of shares representing a majority of our voting power have given our board of directors the authority to withdraw our election to be regulated as a business development company under the Investment Company Act of 1940 by filing a Form N-54C with the Securities and Exchange Commission. We would not file the Form N-54C before March 31, 2006, and our board may elect not to file the Form N-54C.

      WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. Because the written consent of holders of a majority of our voting power satisfies all applicable shareholder voting requirements, we are not asking you for a proxy; please do not send us one.

The accompanying information statement is for information purposes only. Please read it carefully.

March 14, 2006

By Order of the Board of Directors

/s/ James D. Tilton, Jr.

James D. Tilton, Jr.
President

PHOENIX INTERESTS, INC.
One RiverPointe Plaza
Suite 706
Jeffersonville, IN 47130

INFORMATION STATEMENT

March 14, 2006

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

           This information statement is being mailed on or about March 15, 2006, to the shareholders of record of Phoenix Interests, Inc. at the close of business on March 3, 2006. This information statement is being sent to you for information purposes only. No action is requested or required on your part. This information statement constitutes notice to our shareholders of corporate action by shareholders without a meeting, as required by the Nevada Revised Statutes.

           This information statement is being furnished to you to inform you that holders of shares representing a majority of the voting power of shares of our common stock (including shares that vote with our common stock, namely outstanding shares of our Series A preferred stock) have adopted, by written consent, resolutions authorizing us to terminate our status as a business development company (“BDC”) under the Investment Company Act of 1940 by filing a Form N-54C with the Securities and Exchange Commission (the “SEC”).

           Our company will bear the expenses relating to this information statement, including expenses in connection with preparing and mailing this information statement and all documents that now accompany or may in the future supplement it. We contemplate that brokerage houses, custodians, nominees, and fiduciaries will forward this information statement to the beneficial owners of our common stock held of record by these persons and we will reimburse them for their reasonable expenses incurred in this process.

           Only one information statement is being delivered to multiple shareholders sharing an address, unless we have received contrary instructions from one or more of the shareholders. We will undertake to deliver promptly upon written or oral request a separate copy of the information statement to a shareholder at a shared address to which a single copy of the information statement was delivered. You may make a written or oral request by sending a written notification to our principal executive offices stating your name, your shared address, and the address to which we should direct the additional copy of the information statement or by calling our principal executive offices. If multiple shareholders sharing an address have received one copy of this information statement and would prefer us to mail each shareholder a separate copy of future mailings, you may send notification to or call our principal executive offices. Additionally, if current shareholders with a shared address received multiple copies of this information statement and would prefer us to mail one copy of future mailings to shareholders at the shared address, notification of that request may also be made by mail or telephone call to our principal executive offices.

VOTING SECURITIES

           As of the close of business on March 3, 2006, we had 5,000,000,000 shares of common stock authorized, of which 93,238,196 shares were outstanding and 12,135,000 shares of preferred stock authorized, of which 246,594 shares were outstanding, specifically 5,000 shares of Series A preferred stock authorized, of which 2,656 shares were outstanding, 100,000 shares of Series B preferred stock, none of which were outstanding, 12,000,000 shares of Series C preferred stock authorized, of which 228,000 shares were outstanding, 25,000 shares of Series D preferred stock authorized, of which 11,820 shares were outstanding, and 5,000 shares of Series E preferred stock authorized of which 4,118 shares were outstanding. Each outstanding share of common stock is entitled to one vote per share; each share of Series A preferred stock votes with our common stock on an as converted basis; shares of Series C preferred stock are not entitled to vote; and each share of Series D preferred stock and Series E preferred stock votes with our common stock on the basis of one vote per share.

           Section 58 of the Investment Company Act requires that we obtain the vote of a majority of our outstanding voting securities-namely shares of our common stock and Series A, Series C, Series D and Series E preferred stock, voting together-before withdrawing our election to be regulated as a BDC. Under Nevada law and our organizational documents, we are entitled to obtain that approval by written consent. We have obtained written consents approving our ceasing to be a BDC from shareholders holding approximately 51% of the voting power of our common stock and those shares of our preferred stock that vote with our common stock.

DISSENTERS’ RIGHT OF APPRAISAL

           Under Nevada law and our certificate of incorporation and bylaws, no shareholder has any right to dissent to our terminating our status as a BDC under the Investment Company Act, and no shareholder is entitled to appraisal of or payment for their shares of our stock.

REASONS FOR CEASING TO BE A BUSINESS DEVELOPMENT COMPANY

           On January 20, 2004, we filed with the SEC a Form N-54 stating that we were electing to be regulated as a BDC under the Investment Company Act. This was consistent with our aim to make strategic investments in start-up, development-stage, and, in certain circumstances, distressed companies in the combat-sports sector, and in sports and entertainment companies more generally.

           Additionally, our status as a BDC would have allowed us to raise the additional capital necessary to allow us to implement this part of our business plan, in that business development companies are permitted to issue in any 12-month period, without registration under the Securities Act, shares with an aggregate offering price of up to $5,000,000. With this in mind, in February, 2004 we filed a Form 1-E under the Securities Act notifying the SEC of our intent to sell under this exemption up to $5,000,000 of our common stock; as of February 3, 2004, then in August, 2004 we filed with the SEC a Form 2-E terminating our previous offering and filed a new Form 1-E notifying the SEC of our intent to effect a new offering, and in December, 2004 we filed with the SEC a Form 2-E terminating our previous offering and filed a new Form 1-E notifying the SEC of our intent to effect a new offering, and in May, 2005 we filed with the SEC a Form 2-E terminating our previous offering and filed a new Form 1-E notifying the SEC of our intent to effect a new offering, and in July, 2005 we filed with the SEC a Form 2-E terminating our previous offering and filed a new Form 1-E notifying the SEC of our intent to effect a new offering and in December, 2005 we filed with the SEC a Form 2-E terminating our previous offering and a new Form 1-E notifying the SEC of our intent to effect a new offering and in February, 2006 we filed a Form 2-E terminating our previous offering.

           But in January, 2006, the SEC notified us that they considered that we were not in compliance with various requirements of the Investment Company Act, including requirements regarding a BDC’s capital structure and financial statements. In this regard, specific concern was also raised by the staff regarding whether a BDC could have or issue convertible securities, whether a BDC could have voting provisions as set forth in the Company’s Series C Preferred and whether the Company, with its limited capitalization, was an appropriate candidate to be a BDC.

           We do not expect that in the near future our capitalization will increase to a sufficient size that will enable us to comply with the intense regulatory requirements of the Investment Company Act of 1940, as amended, as it relates to BDCs. Consequently, our board determined that it would no longer be feasible for our company to operate as a BDC and that the appropriate course of action would be to withdraw our election to be regulated as a BDC under the Investment Company Act of 1940 by filing a Form N-54C with the SEC. By written consent, shareholders owning shares representing a majority of our voting power authorized us to take this action.

           Given our limited assets and the fact that our principal asset consists of our wholly owned subsidiary Online Enterprises, Inc., we would never have been required to register as an investment company under the Investment Company Act; we were considered an investment company solely as a result of our being a BDC. We do not expect that in the near future we will be at risk of having to register as an investment company.

           We intend to file the Form N-54C immediately following the effectiveness of this shareholder action and in the interim period we will not effect any material changes in our capital structure.

EFFECT ON OUR SHAREHOLDERS

           Our ceasing to be a BDC would result in our shareholders losing certain protections, including the following:

•	We would no longer be subject to the requirement that we maintain a ratio of assets to senior securities (such as senior debt or preferred stock) of at least 200%.

•	We would no longer be prohibited from protecting any director or officer against any liability to our company or our shareholders arising from willful malfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of that person’s office.

•	We would no longer be required to provide and maintain a bond issued by a reputable fidelity insurance company to protect us against larceny and embezzlement.

•	We would no longer be required to ensure that a majority of our directors are persons who are not “interested persons,” as that term is defined in section 56 of the Investment Company Act, and certain persons that would be prevented from serving on our board if were a BDC (such as investment bankers) would be able to serve on our board.

•	We would no longer be subject to provisions of the Investment Company Act regulating transactions between BDCs and certain affiliates and restricting our ability to issue warrants and options.

•	We would be able to change the nature of our business and fundamental investment policies without having to obtain the approval of our shareholders.

•	We would no longer be subject to provisions of the Investment Company Act prohibiting the issuance of securities at below net asset value.

•	We would be no longer be subject to the other provisions and protections set forth in Sections 55 through 64 of the Investment Company Act and the rules and regulations promulgated thereunder.

•	Our ceasing to be a BDC will not absolve us for any actions taken by us while a BDC and we could still become liable for such prior actions.

EFFECT ON OUR FINANCIAL STATEMENTS AND TAX STATUS

           Our withdrawing our election to be regulated as a BDC would result in a change in our method of accounting. BDC financial statement presentation and accounting uses the value method of accounting used by investment companies, which allows BDCs to recognize income and value their investments at market value as opposed to historical cost. Operating companies use either the fair-value or historical-cost methods of accounting for financial statement presentation and accounting for securities held, depending on how the investment is classified and how long the company intends to hold the investment. Changing our method of accounting could reduce the market value of our investments in privately held companies by eliminating our ability to report an increase in value of our holdings as they occur. Also, as an operating company, we would have to consolidate our financial statements with subsidiaries, thus eliminating the portfolio company reporting benefits available to BDCs. The effect of the change in our method of accounting would not be material, given our limited assets.

           We do not believe that withdrawing our election to be treated as a BDC would have any impact on our federal income tax status, because we never elected to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code. (Electing to be treated as a regulated investment company under Subchapter M generally allows a qualified investment company to avoid paying corporate level federal income tax on income it distributes to its shareholders.) Instead, we have always been subject to corporate level federal income tax on our income (without regard to any distributions it makes to its shareholders) as a “regular” corporation under Subchapter C of the Code.

           Accompanying this Information Statement are the most recent audited financial statements of the Company.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

           Except in their capacity as shareholders (which interest does not differ to that of the common shareholders), none of our officers, directors, or any of their respective affiliates has any interest in our ceasing to be a BDC.

WHERE YOU CAN FIND MORE INFORMATION

           We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance with the Securities Exchange Act, we file periodic reports, documents, and other information with the SEC relating to our business, financial statements, and other matters. These reports and other information may be inspected and are available for copying at the offices of the SEC, 100 F. Street, N.E., Washington, DC 20549. Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov.

***

           As we have obtained the requisite shareholder vote for our ceasing to be a BDC, WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. This information statement is for informational purposes only. Please read this information statement carefully.